EXHIBIT 10.3

FIRST AMENDMENT TO LEASE

          THIS FIRST AMENDMENT TO LEASE (the “Amendment” ) is made and entered into this ___ day of February, 2008, by and between Tri Pointe Tucson, LLC, a California limited liability company, (“Landlord”) and Scientific Learning Corporation, a Delaware corporation, (“Tenant”).

WITNESSETH:

          WHEREAS, Landlord and Tenant executed that certain Tri-Pointe Office Lease dated April 5, 2006, by and between Tri Pointe Tucson, LLC, a California limited liability company as Landlord, and Scientific Learning Corporation, a Delaware corporation, as Tenant, for those premises located at 6373 E. Tanque Verde Road, Suite 260, Tucson, Arizona, containing approximately 2,661 rentable square feet, the (“Original Premises”) and;

          WHEREAS, the parties wish to amend the Lease to reflect (i) an extension of the Lease Term, (ii) relocation of the Demised Premises to a new location within the Building, the (“Substitute Premises”), (iii) the Base Rent to be paid for during the extended lease term, and (iv) Tenant Improvements to be performed by Landlord and related matters as hereinafter more specifically set forth;

          NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties do hereby agree as follows:

1.       LEASE TERM: The Lease term is amended to continue for a period of five (5) years from the Scheduled Commencement Date of this First Amendment, which is estimated to be June 1, 2008.

2.       COMMENCEMENT DATE. The term of this Lease (“Lease Term”) shall be for a period of time specified in Article 1 of this Amendment as the Lease Term. The Lease Term shall commence upon the date referred to in Article 1 as the Scheduled Commencement Date, or twenty-four (24) hours after substantial completion of Landlord s Work, whichever occurs later, but in no event later than the date that Tenant opens for business in the Premises (the “Commencement Date”). The Lease Term shall expire on the date which is the Commencement Date plus the length of the Lease Term (“Termination Date”).

3.       DELAY IN COMMENCEMENT. If for any reason whatsoever Landlord cannot deliver possession of the Premises on the date referenced in Article 1 as the Scheduled Commencement Date or on any other date, this Lease will not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. However, the Commencement Date shall be delayed until possession of the Premises is delivered to Tenant, and the Lease Term shall remain as the period of time specified in Article 1 as the Lease Term, commencing on the Commencement Date, as so delayed. If Landlord is unable to deliver possession of the Premises to Tenant within three (3) months after the Scheduled Commencement Date referenced in Article 1, then either Landlord or Tenant may terminate this Lease by giving written notice to the other party within thirty (30) days after the end of the three (3) month period, time being strictly of the essence, and the parties shall have no further liability thereafter accruing under this Lease.

4        SUBSTITUTE PREMISES: Effective as of the Commencement Date, Tenant shall vacate the Original Premises set forth in the Lease as 6373 E. Tanque Verde Rd., Suite 260 consisting of approximately 2,661 rentable square feet, and thereafter Tenant shall relocate its business and occupy the Substitute Premises commonly known as 6367 E. Tanque Verde Rd., Suite 10, consisting of approximately 6,167 rentable square feet, as further depicted on Exhibit “A” attached hereto. Thereafter, the Substitute Premises shall become the Demised Premises for the duration of the lease term.

5.       TENANTS SHARE OF OPERATING COSTS: Effective as of the Commencement Date, Tenants prorate share of the building, set forth in Section 1 Article L of the Lease, shall be 4.04%.

6.       TENANT IMPROVEMENTS: Landlord shall, at Landlords sole cost, complete improvements to the Substitute Premises as set forth in that certain design plan by Intertech Architectural Interiors, dated March 6, 2008, which plan is attached hereto as “Exhibit A” .

Scientific Learning
1st Amendment to Lease

7.       BASE RENT: As of the Commencement Date, Tenant shall pay Landlord Base Rent for the Premises as follows:

Period	Annual Base Rent (per rentable square foot)	Monthly Base Rent*
Year 1	$21.00	$10,792.25
Year 2	$21.63	$11,116.02
Year 3	$22.28	$11,450.06
Year 4	$22.95	$11,794.39
Year 5	$23.64	$12,148.21
* plus applicable occupancy tax.

8.       RENTAL ABATEMENT: The provisions of Article 7 Base Rent to the contrary notwithstanding, provided Tenant is occupying the Premises and there has not been an event of default, or an event that with the passing of time or giving of notice would constitute default, Tenants obligation to pay Base Rent for months one (1) through six (6) of the lease term shall be reduced by $1,750 per month. Tenant s monthly Base Rent obligation for this period shall be $$9,042.25 per month. Commencing with the month seven (7) of the lease term and continuing through the remainder of the lease term, Tenants Base Rental obligations shall be as set forth in Article 7 above.

9.       In all other respects the Lease, as amended herein, shall be unchanged, is ratified and confirmed and shall be and remain in full force and effect.

          IN WITNESS WHEREOF, the Landlord and the Tenant have signed this First Amendment to Lease on the day and year first hereinabove written.

TENANT:

Scientific Learning Corporation, a Delaware corporation

By:

Title:

LANDLORD:

Tri Pointe Tucson, LLC, a California limited liability company

By:	West Valley Properties, Inc., a California corporation
Its:	Manager

By:

Title:

Date:

3/12/2008